COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	Nov. 2, 2009

Cooper Tire & Rubber Company Reports
Significantly Improved Third Quarter Results

Findlay, Ohio, Nov. 2, 2009 - Cooper Tire & Rubber Company (NYSE:CTB) today reported operating profit of $71 million for the quarter ended Sept. 30, 2009, a $118 million improvement from the same period in 2008.  Net sales for the period were $803 million, an increase of $9 million from the prior year.  Net income was $47 million for the quarter, a $102 million improvement from a loss of $55 million in 2008. The Company reported net income of 77 cents per share during this quarter on a diluted basis.

Improved results were driven by lower raw material costs and supported by the Company’s continued manufacturing improvements and improved utilization of capacity. These positive impacts were offset by unfavorable price and mix and restructuring charges. Quarterly sales volumes showed improvement and had a minor positive impact on a year-over-year basis.

The Company ceased production at its facility in Albany, Ga., during the quarter and incurred related restructuring costs of $13 million, or 22 cents per share. Operating profit was a substantial 8.8 percent of net sales during the quarter, compared with an operating loss of 5.9 percent during the third quarter of 2008.

The Company’s cash position of $410 million as of Sept. 30, 2009, was an increase of $162 million from Dec. 31, 2008, and was achieved while the Company reduced debt by $77 million during the first nine months of 2009. This was primarily the result of inventory reductions and improved operating results.

Through the first nine months of 2009, Cooper generated $2 billion in net sales.  Operating profit was $96 million during the same period, compared with operating losses of $53 million in 2008.

North American Tire Operations

North American Tire operations sales were $574 million during the third quarter, down slightly from 2008 net sales of $586 million during the same quarter in 2008. This decrease was the result of increased volumes offset by slightly worse price and mix impacts. Total shipments for the segment in the United States were an increase of 2 percent, similar to the total industry shipment increase of 3 percent reported by the Rubber Manufacturers Association.  The Cooper brand continued to outpace the industry in the U.S. market, while private label shipments began to improve relative to recent quarters, but still lagged industry comparisons.

Operating profit for the third quarter improved significantly to $48 million, compared with operating losses of $51 million from the same period in 2008.  Raw material cost improvements during the quarter positively affected results by $135 million compared with the prior year quarter. Manufacturing operations improved by $13 million as a result of the Company’s continued focus on improvement in this area. Improvements in market demand resulted in curtailment costs that were lower by $4 million. Offsetting this were net negative price and mix changes of $25 million.  Products liability combined with selling, general and administrative costs increased $9 million. Other charges including incentive related costs were increased $5 million. Restructuring charges were $14 million larger than the prior year.

To date, the Company has incurred $113 million of restructuring costs related to the closure of its Albany, Ga., facility. The total restructuring costs are estimated to be $120 to $145 million, of which 60 to 70 percent are expected to be non-cash.  Production ceased at the facility in September and the Company is continuing with the process of relocating equipment to its other facilities.

For the nine months ended Sept. 30, 2009, the segment had operating profit of $72 million, a $137 million improvement over the first nine months of 2008.

International Tire Operations

The Company's International Tire Operations reported sales of $297 million in the quarter, a 4 percent increase of $12 million from the third quarter of 2008.  Asian operations increased sales volumes by 28 percent, while European operations reported decreased unit sales of 13 percent.  Price and mix changes negatively impacted sales.

Operating profit for the segment was $30 million compared with operating profit of $7 million during the third quarter of 2008.  Driving this improvement were lower raw material costs of $49 million, higher volumes which contributed $6 million and improved manufacturing operations of $6 million.  Currency changes added $7 million. These improvements were offset by negative price and mix effects of $39 million.  Selling, general, administrative and other costs increased by $6 million.

For the nine months ended Sept. 30, 2009, the segment had operating profit of $46 million, a $26 million improvement over the first nine months of 2008.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, “The positive results during the quarter were the outcome of successfully executing on our plan in an environment where a positive price to raw material relationship existed. This resulted in extremely positive margin growth and an operating profit during the quarter of nearly 9 percent. Raw material prices have escalated in recent months, but we do not expect a return to the high levels of 2008. In this environment, our operating results will be significantly affected by our ability to hold or increase prices.

“We will continue to focus on improving our global cost structure, profitably increasing the top line, and enhancing organizational capabilities as the key elements of our strategic plan. To deal with the tariffs announced by the United States government, we have implemented selective price increases and are executing tactical sourcing moves to mitigate the impacts while meeting our customers' needs.

“Our international operations have continued to grow in importance to our organization while the North American segment continues to explore profitable opportunities to grow. Cooper employees around the globe continue to focus on changes that will make us a stronger organization. Our greatest concern in the near term is raw material price volatility.

“This is an exciting time as we begin to see the benefits of changing our competitive dynamics. However, we are in a very fluid industry and environment.  We believe the changes we have made are a great start in positioning us for a more consistent level of profitability, and we continue to develop in a way that will make us even stronger. The progress we have seen gives us optimism about what this team can achieve over the long term.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call at 11 a.m. Eastern Time Monday, Nov. 2.  Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world.  For more information, visit Cooper Tire's web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	the failure to achieve expected sales levels;
•	consolidation among the Company's competitors and customers;
•	technology advancements;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest and foreign exchange rates;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	volatility in raw material and energy prices, including those of steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	increased competitive activity including actions by larger competitors or low-cost producers;
•	the inability to recover the costs to develop and test new products or processes;
•	the risks associated with doing business outside of the United States;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory initiatives, including regulations under the TREAD Act;
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;
•	litigation brought against the Company including products liability;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•
inaccurate assumptions used in developing the Company’s strategic plan or the inability or failure to successfully implement the Company’s strategic plan including closure of the Albany, Georgia facility;

•	inability to adequately protect the Company’s intellectual property rights;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	inability to use deferred tax assets;
•	recent changes to tariffs on certain tires imported into the United States from China, and;
•	changes in the Company’s relationship with joint venture partners.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow…)

Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2008	2009	2008	2009

Net sales	$793,751	$802,794	$2,245,979	$2,005,931
Cost of products sold	793,888	662,277	2,160,049	1,714,685
Gross profit (loss)	(137)	140,517	85,930	291,246

Selling, general and administrative	46,878	56,444	138,808	151,828
Restructuring charges	-	13,385	-	36,446
Settlement of retiree medical case	-	-	-	7,050
Operating profit (loss)	(47,015)	70,688	(52,878)	95,922

Interest expense	(12,821)	(11,440)	(37,041)	(36,192)
Debt extinguishment	(10)	-	(593)	-
Interest income	3,902	2,259	11,294	4,739
Dividend from unconsolidated subsidiary	-	-	1,943	-
Other income – net	(1,244)	(1,047)	2,274	1,025
Income (loss) from continuing operations before income taxes	(57,188)	60,460	(75,001)	65,494

Income tax benefit (expense)	2,318	(2,628)	1,947	178

Income (loss) from continuing operations	(54,870)	57,832	(73,054)	65,672

Income (loss) from discontinued operations, net of income taxes	(133)	(337)	80	(37,786)

Net income (loss)	(55,003)	57,495	(72,974)	27,886

Net income attributable to noncontrolling shareholders' interests	378	10,664	2,952	15,282

Net income (loss) attributable to Cooper Tire & Rubber Company	$(55,381)	$46,831	$(75,926)	$12,604

Basic earnings (loss) per share
Income (loss) from continuing operations attributable to Cooper Tire & Rubber Company	$(0.94)	$0.79	$(1.29)	$0.85
Income (loss) from discontinued operations	(0.00)	(0.01)	0.00	(0.64)
Net income (loss) attributable to Cooper Tire & Rubber Company	$(0.94)	$0.79 *	$(1.28)*	$0.21

Diluted earnings (loss) per share
Income (loss) from continuing operations attributable to Cooper Tire & Rubber Company	$(0.94)	$0.77	$(1.29)	$0.84
Income (loss) from discontinued operations	(0.00)	(0.01)	0.00	(0.63)
Net income (loss) attributable to Cooper Tire & Rubber Company	$(0.94)	$0.77 *	$(1.28)*	$0.21

Weighted average shares outstanding
Basic	58,903	59,331	59,094	59,078
Diluted	58,903	61,050	59,094	60,095
Depreciation	$34,732	$29,622	$103,887	$90,968
Amortization	$1,127	$532	$3,635	$1,645
Capital expenditures	$35,080	$21,672	$100,592	$63,978

Segment information
Net sales
North American Tire	$586,188	$573,886	$1,631,373	$1,440,536
International Tire	284,684	296,841	799,431	720,235
Eliminations	(77,121)	(67,933)	(184,825)	(154,840)

Segment profit (loss)
North American Tire	(51,165)	47,618	(64,927)	71,949
International Tire	7,231	29,902	20,085	46,285
Eliminations	396	(520)	113	(1,579)
Unallocated corporate charges	(3,477)	(6,312)	(8,149)	(20,733)

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CONSOLIDATED BALANCE SHEETS

	September 30
	2008	2009

Assets
Current assets:
Cash and cash equivalents	$264,035	$409,543
Accounts receivable	408,473	431,354
Inventories	502,593	310,968
Other current assets	42,743	44,877
Total current assets	1,217,844	1,196,742

Net property, plant and equipment	995,410	877,241
Goodwill	31,340	-
Restricted cash	2,627	2,270
Intangibles and other assets	102,392	85,181
	$2,349,613	$2,161,434

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$169,304	$143,612
Trade payables and accrued liabilities	512,715	491,036
Income taxes	1,881	3,051
Liabilities of discontinued operations	1,231	35,517
Current portion of long-term debt	50,848	107,481
Total current liabilities	735,979	780,697

Long-term debt	411,690	329,943
Postretirement benefits other than pensions	250,793	247,577
Pension benefits	21,885	222,289
Other long-term liabilities	114,670	138,674
Long-term liabilities of discontinued operations	8,932	9,008
Deferred income taxes	-	-
Stockholders' equity	805,664	433,246
	$2,349,613	$2,161,434

* Amounts do not add due to rounding.
These interim statements are subject to year-end adjustments.